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                                                                   Exhibit 10.21

                    PRODUCT DEVELOPMENT AND LICENSE AGREEMENT

        This Agreement is made and entered into as of the day of   , 1997, by
and between the PERIMMUNE, a Delaware Corporation ("PERIMMUNE"), maintaining an office at 1330 Piccard Drive, Rockville, Maryland 20850-4396 and SIGMA DIAGNOSTICS, INC. "SIGMA", a Missouri corporation maintaining an office at 545 South Ewing Avenue, St. Louis, Missouri 63103.

        WHEREAS, SIGMA desires to develop diagnostic assays useful for detecting lipoprotein(a), Lp(a), and PERIMMUNE represents that it has the technical expertise to develop hybridoma cell lines that produce antibodies for use in such assay;

        WHEREAS, SIGMA desires to grow such cell lines and harvest monoclonal antibodies from said cell lines and to make, use and sell products manufactured using such antibodies and desires to obtain the exclusive, worldwide rights to harvest such antibodies and make, use and sell such products; and

        WHEREAS, PERIMMUNE is willing to grant SIGMA such rights and license on the terms and conditions set forth herein.

        NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

        As used in this Agreement, the following defined terms shall have the meaning set forth in this Article 1.

        1.1 "Affiliate" means any entity directly or indirectly controlling, controlled by, or under common control with SIGMA. "Control" as used in this
Section 1.1 means the ownership of fifty percent (50%) or more of the entity in question.

        1.2 "Agreement" means this Agreement including all Exhibits attached to this Agreement together with any written amendments of any of the foregoing.

        1.3 "Approvals" means any or all approvals, registrations, licenses, authorizations, visas or permits required by any governmental authority or agency in order to import, offer for sale, sell, market, manufacture, have made or use each Licensed Product.

        1.4 "Cell Line Growth Information" means all information necessary to establish a Licensed Cell Line in SIGMA'S possession which is growing and producing Licensed Antibody in the quantity and with the properties reasonably required by SIGMA. Cell Line Growth Information is not included in PERIMMUNE Information.


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        1.5 "Date Of This Agreement" means the date first set forth above and is the Effective Date of this Agreement.

        1.6 "Improvements" means all modifications, variations and revisions and new models of the Licensed Product and/or the Licensed Antibodies, Licensed Biologicals or Licensed Cell Lines licensed under this Agreement developed by the parties hereto which relates or has consequence with respect to the Licensed Product in any of the following ways: (1) improves the Licensed Products performance; (2) reduces the cost of materials or components for the Licensed Products; (3) reduces production, manufacturing or associated costs of the Licensed Products; (4) increases the durability or continuous performance characteristics of the Licensed Products; (5) expands the applications to which the Licensed Product may be put; (6) increases or enhances the marketability or commercial aspect of the Licensed Product; or (7) would, if implemented, replace or displace the Licensed Product in one or more material commercial markets for Licensed Products. Improvements may be patentable or unpatentable, and if patentable, need not be patented.

        1.7 "Licensed Antibody" means any antibody, fragment, derivative, or conjugate thereof developed or discovered by PERIMMUNE or jointly by PERIMMUNE and SIGMA during the Research and Development Period of this Agreement, including without limitation, any glycosylated antibody specifically immunoreactive with non-repetitive apolipoprotein(a) domains and not immunoreactive with LDL or plasminogen with an affinity sufficient to be used in a homogeneous turbidimetric assay having not more than a ten (10) minute incubation period.

        1.8 "Licensed Biological" means any biomaterial other than Licensed Antibodies developed or discovered by PERIMMUNE or jointly by PERIMMUNE and SIGMA during the Research and Development Period of this Agreement including, without limitation, peptides and other biomaterial useful as a calibrator, reference material or control.

        1.9 "Licensed Cell Line" means the hybridoma cell line which will produce the Licensed Antibody in the quantity reasonably required by SIGMA.

        1.10"Licensed Patent" means any and all United States patents and patent applications, all divisionals, continuations, continuations-in-part, reissues, extensions or foreign counterparts thereof, now or hereafter owned or controlled ("controlled" being used in the sense of having the right to grant licensees thereunder) by PERIMMUNE, covering the manufacture, use, sale, offer for sale and/or importation of Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products and/or Improvements.

        1.11 "Licensed Product" means any product, including kits, which comprises a Licensed Antibody.


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        1.12 "Net Sales" means gross sales less, to the extent including in gross sales, taxes, including sales taxes, duties, outward freight, insurance, special handling and shipping charges, and to the extent actually allowed and taken, discounts, non-affiliated brokers agents' commissions, returns and allowances.

        1.13 "Project Development" means research pertaining to the development of Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines and/or Licensed Products performed during the Research and Development Period of this Agreement.

        1.14 "Project Funds" means those funds paid by SIGMA to PERIMMUNE for the Project Development in accordance with this contract.

        1.15 "Research and Development Period" shall mean the period commencing on the Effective Date of this Agreement and terminating on the second anniversary thereof.

        1.16 "Project Team" means the individuals listed on Exhibit A attached hereto and the research technicians under each of their direction and control who are supported in whole or in part by the Project Funds.

        1.18 "Information" means either PERIMMUNE Information, SIGMA Information, Joint Project Information or Cell Line Information or any combination of PERIMMUNE Information, SIGMA Information, Joint Information or Cell Line Information, as the case may be.

        1.19 "Joint Project Information" means, individually and collectively, all manufacturing, analytical, and marketing information and technical know-how, trade secrets and inventions conceived and/or reduced to practice and/or acquired jointly by the parties during the Research Period of this Agreement and for one (1) year thereafter and directed to the Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Patents and Licensed Products including, but not limited to, specifications for ingredients and formulations, information relating to regulatory and clinical work, testing or studies, manufacturing methods and procedures.

        1.20 "PERIMMUNE Information" means "PERIMMUNE Project Information" and PERIMMUNE Ancillary Information."

        (a) "PERIMMUNE Project Information" means, individually and collectively, all manufacturing, analytical, and marketing information and technical know-how, trade secrets and inventions conceived and/or reduced to practice and/or acquired by PERIMMUNE during the Research Period of this Agreement and for one (1) year thereafter and directed to the Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Patents and Licensed Products including, but not limited to, specifications for ingredients and formulations, information relating to regulatory and clinical work, testing or studies, manufacturing methods and procedures.


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        (b) "PERIMMUNE Ancillary Information" means, individually and collectively, all manufacturing, analytical, and marketing information and technical know-how, trade secrets and inventions directed to the Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Patents and Licensed Products including, but not limited to, specifications for ingredients and formulations, information relating to regulatory and clinical work, testing or studies, manufacturing methods and procedures owned, controlled, conceived and/or reduced to practice and/or acquired by PERIMMUNE before the date of this Agreement.

        1.21 "SIGMA Information" shall mean "SIGMA Project Information" and "SIGMA Ancillary Information.

        (a) "SIGMA Project Information" means, individually and collectively, all manufacturing, analytical, and marketing information and technical know-how, trade secrets and inventions conceived and/or reduced to practice and/or acquired by SIGMA during the Research Period of this Agreement and for one (1) year thereafter and directed to the Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Patents and Licensed Products including, but not limited to, specifications for ingredients and formulations, information relating to regulatory and clinical work, testing or studies, manufacturing methods and procedures.

        (b) "SIGMA Ancillary Information" means, individually and collectively, all manufacturing, analytical, and marketing information and technical know-how, trade secrets and inventions directed to the Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Patents and Licensed Products including, but not limited to, specifications for ingredients and formulations, information relating to regulatory and clinical work, testing or studies, manufacturing methods and procedures owned, controlled, conceived and/or reduced to practice and/or acquired by SIGMA before the date of this Agreement.

        1.22 "SIGMA Patents" means any and all United States patents and patent applications, all divisionals, continuations, continuations-in-part, reissues, extensions or foreign counterparts thereof, now or hereafter owned or controlled ("controlled" being used in the sense of having the right to grant licensees thereunder) by SIGMA, claiming an invention or inventions discovered or developed solely by SIGMA or covering the manufacture, use, sale, offer for sale and/or importation of Licensed Products and/or Improvements.


                                   ARTICLE 11
                 RESEARCH AND DEVELOPMENT OF LICENSED CELL LINES


        2.1 PROJECT DEVELOPMENT SCHEDULE. During the Research and Development Period, the Project Team shall conduct Project Development on behalf of SIGMA in accordance with the plan and schedule mutually agreed to by the parties hereto and attached hereto as Exhibit B.


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        2.2. PROJECT DEVELOPMENT REPORTING. A representative of the Project Team shall advise SIGMA of the results of the Project Development and, at least once every quarter during the Research Period, provide SIGMA with a written progress report concerning the Research Project, provided however, PERIMMUNE shall notify SIGMA as soon as reasonably possible of the reduction to practice of inventions developed during Project Development and for a period of one (1) year thereafter. At SIGMA'S request, a representative of the Project Team shall meet with SIGMA from time to time to discuss the progress of the Project Development.

        2.3 COMPLIANCE WITH REGULATIONS. All studies done in connection with the Project Development shall be carried out in strict compliance with any applicable Federal, state, or local laws, regulations or guidelines governing the conduct of such research.

        2.4 CHANGE IN PROJECT TEAM. PERIMMUNE shall promptly notify SIGMA of any changes in the personnel comprising the Project Team.


                                   ARTICLE III
                                    PAYMENTS

        3.1 PAYMENT SCHEDULE. SIGMA shall pay PERIMMUNE the Project Funds amount of Three Hundred Forty Eight Thousand Dollars ($348,000) in the following manner:

        (a) on or before the Effective Date, SIGMA shall pay the sum of Eighty Seven Thousand Dollars ($87,000);

        (b) SIGMA shall make a second payment of Eighty Seven Thousand Dollars $87,000 after PERIMMUNE provides SIGMA with proof that it has isolated glycosylated monoclonal antibodies specifically immunoreactive with non-repetitive apolipoprotein(a) domains and not immunoreactive with LDL or plasminogen with an affinity consistent with a homogeneous turbidimetric assay having not more than a ten (10) minute incubation period;

        (c) SIGMA shall make a third payment of Eighty Seven Thousand Dollars $87,000 after PERIMMUNE has delivered to SIGMA ascites derived purified monoclonal antibodies to SIGMA; and

        (d) SIGMA shall make a final payment of Eighty Seven Thousand Dollars $87,000 upon the delivery of a Licensed Cell Line. A Licensed Cell Line will be considered delivered when it is in SIGMA'S possession and growing and producing Licensed Antibody in the quantity and with the properties reasonably required by SIGMA.


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        3.2 RECOUPMENT OF PROJECT FUNDS. SIGMA shall recoup One Hundred Twenty
Four Thousand Dollars ($124,000) of the Project Funds paid to PERIMMUNE pursuant to Section 3.1 hereof by withholding royalties due to PERIMMUNE pursuant to
Section 5.1 hereof. At PERIMMUNE's election, such election to be made prior to the first royalty becoming due, SIGMA shall either: (a) retain one-third of the total annual royalty due under Section 5.1 hereof until SIGMA has retained a total of One Hundred Twenty Four Thousand Dollars $124,000; or (b) retain the entire annual royalty due under Section 5.1 hereof, until SIGMA has retained a total of One Hundred Twenty Four Thousand Dollars $124,000.

        3.3 DIRECTION OF PAYMENTS. Payments under the terms of this Agreement shall be made by check payable to:

                               PERIMMUNE, INC.
                               1350 Piccard Drive
                               Rockville, Maryland 20850-4396
                               Attn: Dr. Bryan Butman


                                   ARTICLE IV
                               RIGHTS AND LICENSES

        4.1 GRANT OF LICENSE. PERIMMUNE grants to SIGMA the exclusive worldwide, right to use all Technical Information and Cell Line Growth Information which PERIMMUNE furnishes SIGMA under this Agreement together with an exclusive right to use Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines and Improvements thereto (such Improvements includes Improvements made or developed solely by PERIMMUNE or jointly by PERIMMUNE and SIGMA) and an exclusive worldwide license under Licensed Patents to: (a) use, possess and culture Licensed Cell Lines to obtain Licensed Antibodies, or have Licensed Cell Lines used, possessed and cultured to obtain Licensed Antibodies for SIGMA; (b) to manufacture Licensed Products or have Licensed Products manufactured for SIGMA;
(c) to use and possess Licensed Antibodies, Licensed Biologicals, and Licensed Products for all purposes; and (d) to distribute, market, import, sell and offer for sale such Licensed Antibodies, Licensed Biologicals and/or Licensed Products for all purposes to Affiliates and third parties together with the right to extend to purchasers of Licensed Antibodies, Licensed Biologicals and/or Licensed Products from SIGMA rights of the same scope as granted to SIGMA herein to use, possess, distribute, market and sell such Licensed Antibodies, Licensed Biologicals and/or Licensed Products.

        4.2 RIGHT TO SUBLICENSE. SIGMA shall have the right to grant sublicenses under this Agreement.

        4.3 COMMERCIALIZATION. SIGMA shall commence marketing of a Licensed Product as soon as reasonably feasible after establishing the Licensed Cell Line from which said Licensed Antibody is obtained and obtaining the necessary Approvals for Licensed Product in any country.


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        4.4 SUPPLY AND TRANSFER OF MAB 2D1. If SIGMA desires to use anti-apo(a)
Mab 2D1 in a Licensed Product, PERIMMUNE agrees to sell and transfer Mab 2D1 to SIGMA at a transfer price equal to the actual manufacturing cost of producing Mab 2D1 plus ten percent (10%). PERIMMUNE shall keep true and accurate books and records in such detail as to enable the transfer price of Mab 2D1 to be readily computed. PERIMMUNE agrees, upon the request of SIGMA, to permit an independent certified public accountant retained by SIGMA and to whom PERIMMUNE has no reasonable objection, to have access during normal business hours to such books and records relating to the transfer price of Mab 2D1 as may be necessary to determine in respect of the transfer price for the most previous calendar year, the correctness of such transfer price or to obtain information as to the transfer price. Any such accountant shall agree in writing not to disclose any information relating to the business of PERIMMUNE except that which should properly be contained in any report to SIGMA due hereunder.

        4.5 CELL LINE TRANSFER. If SIGMA demonstrates to PERIMMUNE at any time during the term of this Agreement that SIGMA can manufacture Mab 2D1 for less than the transfer price provided for in Section 4.4 hereof, PERIMMUNE shall transfer the Mab 2D1 cell line together with any necessary licenses to SIGMA and shall allow SIGMA to manufacture of Mab 2D1 for use in Licensed Products.


                                    ARTICLE V
                           ROYALTIES/BOOKS AND RECORDS

        5.1 ROYALTIES. SIGMA agrees to pay PERIMMUNE in United States dollars, a royalty equal to seven percent (7%) of the Net Selling Price of the Licensed Products covered by a claim in a Licensed Patent sold to third parties by or for SIGMA or its Affiliates and its sublicensees. If a competing product equivalent to a Licensed Product or a competing product comprising an antibody equivalent to, or which competes with the epitope recognized by, a Licensed Antibody is offered for sale by a third party, then the royalty rate payable on Licensed Products shall be equal to three and one-half percent (3.5%) of the Net Selling Price.

        5.2 ROYALTY REPORTS AND PAYMENTS. SIGMA shall render an annual report to PERIMMUNE within ninety (90) days after the end of each calendar year setting forth the total of the Net Sales of Licensed Products sold by SIGMA during the preceding calendar year and the amount of royalty due pursuant to Sections 5.1 hereof. SIGMA shall include with each report payment of the amount of royalty shown by the report to be due minus the recoupment amount, if any, as provided for in Section 3.2 hereof. All such reports, and all reports by accountants as provided under Section 5.6 hereof, shall be maintained in confidence by PERIMMUNE.

        5.3 TIMING OF ROYALTIES ON SUBLICENSEE SALES. Royalties shall be payable by SIGMA with respect to all of its sublicensees' Net Sales. Royalties shall not become payable at the time of the sale, transfer or disposal among SIGMA and its Affiliates or sublicensee, but shall become payable only when SIGMA or its sublicensee sells such products to a third party.


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        5.4 NO MULTIPLE ROYALTIES. No multiple royalties shall be payable because any Licensed Product is covered by more than one patent or patent claim of the Licensed Patents.

        5.5 WITHHOLDINGS. Any income or other tax which SIGMA is required to withhold and pay on behalf of PERIMMUNE with respect to the royalties payable under this Agreement shall be deducted from such royalties prior to remittance to PERIMMUNE.

        5.6 INSPECTION OF RECORDS. SIGMA shall keep true and accurate books and records in such detail as to enable the royalties payable hereunder to be readily computed. SIGMA agrees, upon the request of PERIMMUNE, within one hundred-twenty (120) days following the receipt by PERIMMUNE of the report required by Section 5.2 hereof, to permit an independent certified public accountant retained by PERIMMUNE and to whom SIGMA has no reasonable objection, to have access during normal business hours to such books and records relating to the Net Sales of Licensed Products as may be necessary to determine in respect of the report for the most previous calendar year, the correctness of such report or payment or to obtain information as to the amount payable to PERIMMUNE in case of the failure of SIGMA to report. Any such accountant shall agree in writing not to disclose any information relating to the business of SIGMA except that which should properly be contained in any report to PERIMMUNE due hereunder.

        5.7 TERMINATION OF ROYALTY OBLIGATION. In the event that any Licensed Cell Line furnished to SIGMA pursuant to Section 3.1 becomes available to third parties for commercial purposes through an act of or failure to act by PERIMMUNE, the obligations of SIGMA set forth in this Article V shall terminate.


                                   ARTICLE VI
                 SUPPLY OF TECHNICAL INFORMATION AND PUBLICATION

        6.1 REQUEST FOR CELL LINE INFORMATION. PERIMMUNE agrees to furnish to SIGMA, within fifteen (15) days from the date of a notice of request for Technical Information by SIGMA, all requested Cell Line Information. Requests for Cell Line Information by SIGMA shall be made by notice of compliance with
Section 13.1 below.

        6.2 CONFIDENTIALITY. With respect to any Information, as defined in 1.8 hereof, that is designated by the parties as its confidential information by a written notice to the non-owning party within thirty (30) days after the first written disclosure of that Information by either party to the other, the non-owning party shall, until five (5) years from the date of the expiration or termination of this Agreement: (a) take all reasonable steps to prevent disclosure of such Information to any third party and (b) not utilize any of such Information for any purpose other than the purposes of this Research Project as provided herein; provided, however, that the foregoing obligations of confidentiality and non-use shall not preclude disclosure of such information in a patent application or in the prosecution of a patent application pursuant to
Section 7.6 hereof, or extend to any of such Information which a non-owing party can show:


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        (i) by the non-owning party's prior written records was already in the non-owning party's possession prior to (confidentiality agreement date);

        (ii) such Information became generally available to the public through issuance or publication of a patent application in which the information is disclosed pursuant to Section 7.6 hereof;

        (iii) such Information otherwise is or becomes generally available to public through non fault of the non-owning party;

        (iv) such Information is received by the non-owning party in good faith from a third party on a non-confidential basis without violating any obligation of secrecy to the owner party relating to the Information disclosed; or

        (v) written consent to disclose such Information was given by the owning party.

        6.3 DISCLOSURE OF CONFIDENTIAL INFORMATION. All PERIMMUNE confidential disclosures shall be sent to SIGMA to the attention of Vice President of Administration. All SIGMA confidential disclosure shall be sent to PERIMMUNE to the attention of Dr. Bryan Butman. The parties agree that Information designated confidential shall be disclosed to a restricted number of employees and such employees shall be made aware of the confidential nature of the Information. The parties shall use efforts fully commensurate with those employed for the protection of its own confidential information to protect the Information disclosed pursuant to Section 6.2 hereof and this Section 6.3.

        6.4 Ownership of PERIMMUNE Ancillary Information. PERIMMUNE Ancillary Information is owned solely by PERIMMUNE.

        6.5 Ownership of PERIMMUNE Project Information. PERIMMUNE Project Information shall be owned by SIGMA.

        6.6 Ownership of SIGMA Information. SIGMA Information is, or shall be, owned solely by SIGMA.

        6.7 Ownership of Joint Project Information. Joint Project Information shall be owned by SIGMA.


                                   ARTICLE VII
                       OWNERSHIP OF INVENTIONS AND PATENTS

        7.1 Ownership of Licensed Patents. PERIMMUNE shall have sole and exclusive ownership of the Licensed Patents subject to SIGMA'S exclusive worldwide license as provided in Article IV hereof.


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        7.2 Ownership of SIGMA Patents. SIGMA shall have sole and exclusive ownership of all SIGMA Patents.

        7.3 Ownership of PERIMMUNE Improvements. PERIMMUNE shall have sole and exclusive ownership rights to any Improvements made solely by PERIMMUNE whether patentable or unpatentable subject to SIGMA's exclusive worldwide license as provided in Article IV hereof.

        7.4 Ownership of SIGMA Improvements. SIGMA shall have sole and exclusive ownership rights to any Improvements made solely by SIGMA whether patentable or unpatentable.

        7.5 Ownership of Joint Improvements. Any Improvements made jointly by SIGMA and PERIMMUNE shall be jointly owned by the parties hereto, subject to SIGMA'S exclusive worldwide license as provided in Article IV hereof.

        7.6 Filing Patents. PERIMMUNE shall be responsible for the preparation, filing and prosecution of Licensed Patents as well as all costs and fees associated therewith. PERIMMUNE shall apply for, seek prompt issuance of and maintain during the term of this Agreement the patents and patent applications in all jurisdiction where patent protection is available. The preparation, prosecution and maintenance of all Licensed Patents shall be the primary responsibility of PERIMMUNE; provided however, that SIGMA shall be afforded reasonable opportunities to advise PERIMMUNE and shall cooperate with PERIMMUNE in such preparation, prosecution and maintenance. PERIMMUNE shall promptly advise SIGMA of the grant, lapse, revocation, surrender, or any threatened invalidation or of its intention to abandon any such patent, application or foreign counterpart. If PERIMMUNE chooses not to seek patent protection covering an invention relating to the Project Research or chooses not to pay maintenance fees due on a Licensed Patent it shall notify SIGMA immediately of such decision. Upon request by SIGMA after receiving such notice, PERIMMUNE shall assign ownership of such invention or Licensed Patent to SIGMA and execute the necessary documents to enable SIGMA to seek patent protection of such invention or maintain such Licensed Patent.


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                                  ARTICLE VIII
                               REGULATORY AFFAIRS

        8.1 Approvals. SIGMA shall have the responsibility to carry out, at its own expense, all further regulatory and clinical work, testing or studies relating to the Licensed Products as required or advisable for obtaining Approvals. Sigma shall hold the 510(k) approval for all Licensed Products.

        8.2 Assistance in Gaining Approvals. PERIMMUNE agrees to provide reasonable assistance to SIGMA in making such applications, submissions or filings as may be required or advisable in obtaining the Approvals required for any Licensed Product to enable SIGMA to make, have made, import, use, market and sell such Licensed Product in any country. Such assistance shall be provided at not charge to SIGMA.

        8.3 Notice of Reports to Government Authorities. Each party shall promptly notify the other party of any information coming to its attention concerning experience with any Licensed Product for which records and reports are filed with any governmental authority, but shall not be liable for any unintentional failure to do so.


                                   ARTICLE IX
                                  INFRINGEMENT

        9.1 Suits Against SIGMA. In the event that any suit, action or other proceeding shall be brought or threatened against SIGMA and/or any of its Affiliates involving any claim of patent infringement or other violation of intellectual property rights relating to the manufacture, use or sale of a Licensed Product:

        (a) SIGMA shall promptly send to PERIMMUNE copies of all papers which shall have been served in such suit, action, or other proceeding. PERIMMUNE shall, at its cost, indemnify, defend and hold SIGMA, its officers, employees and Affiliates, harmless against any such claim, including legal expenses and reasonable attorney fees. SIGMA and its Affiliates agree to cooperate fully with PERIMMUNE, and will on reasonable notice make available any of its employees, officers, managers, trustees, agents, and other representatives to testify when requested by PERIMMUNE, and will, on reasonable notice, make available to the attorneys for PERIMMUNE all relevant records, papers, information, samples, specimens and the like under an agreed upon protective order effective to protect SIGMA's proprietary information against public disclosure and/or disclosure to competition of SIGMA. If, as a result of any such threatened or actual suit, action or other proceeding, SIGMA is obligated to pay royalties and/or damages to a third party, PERIMMUNE shall pay such royalty or damages on behalf of SIGMA.


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        (b) SIGMA'S obligation to pay royalties under Article IV shall be suspended pending resolution of such suit, action or other proceeding. SIGMA'S obligations under Article IV shall remain suspended until such suit, action or other proceeding is resolved by dismissal thereof together with: (i) a release of SIGMA from any past liability for the manufacture, use or sale of Licensed Products; and (ii) a release or license of SIGMA for the future manufacture, use and sale of Licensed Products.

        9.2(a) Notice and Prosecution of Infringement. PERIMMUNE will promptly notify SIGMA of any counterfeiting, imitation or passing off of any Licensed Product or suspected infringement of any Licensed Patents by a third party of which PERIMMUNE becomes aware. PERIMMUNE and SIGMA shall discuss and attempt to mutually agree as to any action, legal or otherwise, which should be taken with respect to such suspected infringement. PERIMMUNE shall have the right to bring any action for infringement of the Licensed Patents, but if it chooses not to do so, or fails to do so within a reasonable period of time, SIGMA may do so and may join PERIMMUNE as a party to any such action. SIGMA shall have the right to bring actions for counterfeiting, imitation or passing off which do not involve patent infringement. In any such action so instituted, each party will cooperate with the party bringing the action in all respects, will on reasonable notice make any of its employees, officers, directors, managers, trustees, agents, and other representatives available to testify when appropriate and necessary and, on reasonable notice, and will make available as necessary all relevant records, papers, information, samples and specimens. Any and all expenses incurred in the enforcement of Licensed Patents, (including reasonable attorney's fees) whether by PERIMMUNE or SIGMA, and any and all money or recoveries received in connection therewith shall be borne or retained by the party bringing the action.

        (b) In the event of any counterfeiting of any Licensed Product or infringement of any Licensed Patents by any third party, SIGMA'S obligation to pay royalties under Article IV shall be suspended pending abatement of such counterfeiting or infringement, either by final judgment of a court of competent jurisdiction from which no timely appeal has been taken or by actual cessation of the counterfeiting or infringement pursuant to a written agreement between Licensor and the counterfeiter or infringer.


                                    ARTICLE X
                                PRODUCT LIABILITY

        10.1 Products Liability. (a) Except as otherwise provided in Article IX, SIGMA shall defend, indemnify and hold PERIMMUNE harmless from and against any and all loss, claims, suits, proceedings, expenses, recoveries and damages, including costs and attorney's fees arising out of, based on, or caused by any use and/or sale of any Licensed Product manufactured by SIGMA, except that, SIGMA shall have no obligation to defend or indemnify or to hold PERIMMUNE harmless with respect to any damages, losses or liabilities arising out of a negligent act of PERIMMUNE.


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
        (b) PERIMMUNE shall defend, indemnify and hold SIGMA harmless from and against any and all loss, claims, suits, proceedings, expenses, recoveries and damages, including costs and attorney's fees arising out of, based on, or caused by any use of Technical Information furnished to SIGMA by PERIMMUNE, except that, PERIMMUNE shall have no obligation to defend or indemnify or to hold SIGMA harmless with respect to any damages, losses or liabilities arising out of a negligent act of SIGMA.


                                   ARTICLE XI
                              TERM AND TERMINATION

        11.1 Term. This Agreement shall be in full force and effect for an initial term of five (5) years from the effective date hereof and will be automatically extended for additional one (1) year terms unless SIGMA gives written notice to PERIMMUNE terminating the automatic extension of this Agreement at least thirty (30) days prior to the beginning of a renewal period or unless sooner terminated as provided for in Section 11.2 hereof.

        11.2 Termination. Notwithstanding anything herein to the contrary, either party shall have the right to terminate this Agreement by giving written notice to be given at least ninety (90) days prior to the effective date of termination, in the event:

        (a) of any material default of this Agreement by the other party which continues in default for more than ninety (90) days, and if, after receiving written notice of such default from the non-defaulting party, the default is not cured or remedied within ninety (90) days;

        (b) action is taken to dissolve the other party.

        11.3 Conditions Upon Termination. Upon expiration or termination of this Agreement for any reason, SIGMA:

        (a) shall, within sixty (60) days from the date thereof, destroy all Licensed Cell Lines or return them to PERIMMUNE; and

        (b) shall have the right, for a period of one (1) year from the date thereof, to sell all Licensed Products on hand, and to produce and sell Licensed Products from Licensed Antibodies on hand, subject to the obligations of SIGMA to submit reports and pay royalties, as provided for in Articles IV and V hereof.

                                   ARTICLE XII
                                   WARRANTIES

        12.1 Representations and Warranties of SIGMA. SIGMA hereby makes the following representations and warranties to PERIMMUNE, which representations and warranties, together with all other representations and warranties of SIGMA in this Agreement, are true and correct on the date hereof:

        (a) SIGMA is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

        (b) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will: (a) violate or conflict with any provision of the Incorporation or By-laws of SIGMA, as each may have been amended; (b) with or without the giving of notice or the lapse of time or both (i) result in a breach of, or violate, or be in conflict with or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required under, any security instrument, mortgage, note, debenture, indenture, loan, lease, contract, agreement or other instrument, to which SIGMA is a party or by which it or any of its properties or assets may be bound or affected, or (ii) result in the loss or adverse modification of any lease, franchise, license or other contractual right or other authorization granted to or otherwise held by SIGMA; (c) require the consent of any party to any such agreement or commitment to which SIGMA is a party or by which any of its properties or assets are bound; (d) result in the creation or imposition of any lien, claim or encumbrance upon any property or assets of SIGMA; or (e) require any consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or arbitrator to which SIGMA is subject or by which any of its properties or assets may be bound or affected.

        (c) All action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly taken, and this Agreement constitutes the valid and binding obligation of SIGMA enforceable in accordance with its terms.

        (d) There are no claims (relating to patent infringement or any other matters), actions, suits, proceedings, arbitrations or investigations pending or, to the best of SIGMA's knowledge, threatened, against SIGMA which if adversely determined would adversely affect Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents (or the patentability thereof) or other technology practiced by SIGMA, or SIGMA's ability to enter into or carry out this Agreement or use of Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents.

        12.2 Representations and Warranties of PERIMMUNE. PERIMMUNE hereby makes the following representations and warranties to SIGMA, which representations and warranties, together with all other representations and warranties of PERIMMUNE in this Agreement, are true and correct on the date hereof:

        (a) PERIMMUNE is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the power and authority to enter into this Agreement and perform its obligations hereunder;

        (b) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated herein, will: (a) violate or conflict with any provision of the Incorporation or By-laws of SIGMA, as each may have been amended; (b) with or without the giving of notice or the lapse of time or both (i) result in a breach of, or violate, or be in conflict with or constitute a default under, or result in the termination or cancellation of, or accelerate the performance required under, any security instrument, mortgage, note, debenture, indenture, loan, lease, contract, agreement or other instrument, to which PERIMMUNE is a party or by which it or any of its properties or assets may be bound or affected, or (ii) result in the loss or adverse modification of any lease, franchise, license or other contractual right or other authorization granted to or otherwise held by PERIMMUNE; (c) require the consent of any party to any such agreement or commitment to which PERIMMUNE is a party or by which any of its properties or assets are bound; (d) result in the creation or imposition of any lien, claim or encumbrance upon any property or assets of PERIMMUNE; or (e) require any consent, approval, authorization, order, filing, registration or qualification of or with any court or governmental authority or arbitrator to which PERIMMUNE is subject or by which any of its properties or assets may be bound or affected.

        (c) All action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly taken, and this Agreement constitutes the valid and binding obligation of PERIMMUNE enforceable in accordance with its terms.

        (d) There are no claims (relating to patent infringement or any other matters), actions, suits, proceedings, arbitrations or investigations pending or, to the best of PERIMMUNE's knowledge, threatened, against PERIMMUNE which if adversely determined would adversely affect the Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents (or the patentability thereof) or other technology practiced by PERIMMUNE, or PERIMMUNE's ability to enter into or carry out this Agreement or use of Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents.

        (e) As of the date hereof, PERIMMUNE warrants that (i) it has no knowledge that the manufacture, use, importation or sale of any Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents under this Agreement either alone or in combination, nor any method of using such Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents infringes any patent or other industrial property right of a third party; and (ii) it has not received any notification from any third party alleging or suggesting that the manufacture, use, importation or sale of any such Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents does or would infringe any patent or other industrial property. PERIMMUNE shall disclose to SIGMA any information regarding adverse patent rights which it is, or becomes, aware of relating to Licensed Antibodies, Licensed Biologicals, Licensed Cell Lines, Licensed Products or Licensed Patents.


                                   ARTICLE XII
                                  MISCELLANEOUS

        13.1 Notices. Any notices or report or other communication permitted or required under this Agreement shall be in writing and sent by certified mail, express mail, Federal Express, postage paid, return receipt requested, addressed to the party to whom the notice is to be given. All notices, reports or other communications made hereunder shall be deemed to have been made on the date postmarked. Changes in address shall be accomplished by a notice in compliance with this Section 13.1. The current address for each party is as follows:

    PERIMMUNE                              SIGMA DIAGNOSTICS, INC.
    1330 Piccard Drive                     545 South Ewing Avenue
    Rockville, Maryland 20850-4396         St. Louis, Missouri 63103
    Attn: Dr. Bryan Butman                 Attn: Vice President, Administration

        13.2 Marking. SIGMA agrees to refer, in it sales literature and package materials for Licensed Products, to the numbers of representative patent(s) licensed under Licensed Patents.

        13.3 Assignability. Neither this Agreement nor any agreement incorporated herein nor any rights or obligations hereunder or thereunder may be assigned by PERIMMUNE without prior written consent of SIGMA, and any attempted assignment without SIGMA's prior written consent shall be void and of no effect. This Agreement may be assigned by SIGMA and shall be binding upon and inure to the benefit of the successor or assign of SIGMA.

        13.4 Force Majeure. Neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion, destruction or production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers. Each party shall endeavor to resume its performance hereunder if such performance is delayed or interrupted by reason of force majeure. Each party shall notify the other, in writing, not less often than monthly, of the nature and progress of such endeavors.

        13.5 Severability. Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extend possible, the original business purpose of such part or provision in a valid and enforceable manner, and the reminder of this Agreement shall remain binding upon the parties.

        13.6 Waiver. Waiver by either party of a default or breach or a succession of defaults or breaches, or any failure to enforce any right hereunder shall not be deemed to constitute a waiver of any subsequent default or breach with respect to the same or any other provision hereof, and shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default or breach.

        13.7 Dispute Resolution. In the event of any controversy or claim arising under or in relation to this agreement, including any issue about payment of amounts due, the parties shall, in good faith, attempt to resolve the controversy or claim by negotiation. If the controversy or claim cannot be resolved within sixty (60) days, then it shall be settled exclusively by arbitration in accordance with the Arbitration Rules of American Arbitration Associations (AAA) and shall be held in Washington D.C. There shall be three arbitrators: one selected by the party who requests arbitration who shall notify the other party of the person selected at the time that notice of arbitration is sent; one selected by the other party within ten (10) days of receipt of notice of arbitration and one selected by the parties jointly within ten (10) days thereafter or, failing their agreement, selected pursuant to the rules of AAA. No arbitrator shall be related to, employed by, or have at any time a substantial ongoing business relationship with any party hereto or any of their respective affiliates. The losing party in the arbitration shall reimburse the prevailing party for all costs and expenses, including reasonable attorneys fees, incurred in connection with the arbitration. The decision of the arbitrators shall be final and binding on the parties and judgement upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The provisions of this arbitration clause shall not be applied to the determination of questions affecting validity or scope of any trademarks, patents or other intellectual property.

        13.8 Entire Agreement. This Agreement represents the entire understanding between the parties as to the Date Of This Agreement with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, understandings, representations, statements, and writings, between the parties relating thereto. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and specifically referring to this Agreement and duly executed by each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first written above.

PERIMMUNE                                 SIGMA DIAGNOSTICS, INC.

By: /s/M. G. HANNA, JR.                   By:  /S/  MICHAEL G. DOUGLAS
   -------------------------------           -------------------------------

Printed Name:  M. G. Hanna, Jr.           Printed Name: Michael G. Douglas
             ---------------------                    ----------------------

Title:  Pres & CEO                        Title:  CEO
      ----------------------------              ----------------------------

STATE OF Maryland        )
                         )
COUNTY OF Montgomery     )

        On this 30th day of June, 1997, before me, a Notary Public, personally appeared Michael G Hanna, Jr., to me known to be the persons described in and who executed the foregoing assignment and acknowledged that he/she executed same as his/her free act and deed.

        IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the date and year last above written.


                                          [SIG]
                                          -------------------------------
                                          Notary Public

My commission expires: May 15, 1999


STATE OF Missouri        )
                         )
COUNTY OF St. Louis      )

        On this 26th day of June, 1997, before me, a Notary Public, personally appeared Michael G. Douglas to me known to be the persons described in and executed the foregoing assignment and acknowledged that he/she executed same as his/her free act and deed.

        IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the date and year last above written.


                                          /s/  NANCY J. MEYERS
                                          -------------------------------
                                          Notary Public

My commission expires:
                                      NANCY J. MEYERS
                                 NOTARY PUBLIC- NOTARY SEAL
                                     STATE OF MISSOURI
                                      ST LOUIS COUNTY
                                MY COMMISSION EXPIRES: AUG 21, 2000

                                   EXHIBIT A



Bryan T. Butman, Ph.D.-Director, In Vitro Products Division
Wendy Taddei-Peters, Ph.D.-Manager, CVD Products; Apo-Tek Product Manager Rebecca J. Durham-Senior Research Scientist/Project Manager,
   Diagnostic Products
Steven Silberman, Ph.D.-Research Associates, Diagnostic Products
Sandra Butler, Ph.D.-Senior Scientist, Molecular Biology
Eddie Jeffries-Research Scientist, Diagnostics Products
Nancy Hsu-Research Specialist, Diagnostics Products
Barbara Sheatz-Animal Technician, Animal Resource Facility

                                   EXHIBIT B


                     PROJECT DEVELOPMENT SCHEDULE AND PLAN


Phase I  (2 June 1997 - 12 July 1997)
- Development of Lp(a) antigens and immunization of Mice
- PerImmune provides 50mg of mAb 2DI and 4mg of purified Lp(a) to Sigma

Phase II  (14 July 1997 - 31 October 1997)
- Hybridoma fusion, characterization and cloning of 10 cell lines
- Selection of mAbs meeting specifications described in Section 1.7 "Licensed Antibodies"

Phase III (3 November 1997 - 6 March 1998)
- Ascites production of 10 mAbs
- PerImmune provides 4mg of purified Lp(a) to Sigma

Phase IV  (9 March 1998 - 27 November 1998)
- PerImmune transfers selected monoclonal bybridoma cell lines to Sigma
- Sigma establishes conditions and GMP processes for production of mAbs in hollow fiber bioreactors

Phase V  (30 March 1998 - 11 September 1998)
- Development of Calibrators and Controls

Phase VI  (14 September 1998 - 9 October 1998)
- Sigma demonstrates homogenous immunoturbidometric Lp(a) assay equivalent to Apo-Tek Lp(a) product

STATE OF MARYLAND        )
                         )
COUNTY OF MONTGOMERY     )

     On this 30th day of June 1997, before me, a Notary Public, personally appeared Michael G. Hanna, Jr. to me known to be the persons described in and who executed the foregoing assignment and acknowledged that he/she executed same as his/her free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the date and year last above written.

                                        /s/  EVELYN BRONSON SULLIVAN
                                        -----------------------------
                                        Notary Public

My commission expires: May 15, 1999


STATE OF MISSOURI        )
                         )
COUNTY OF ST. LOUIS      )

     On this 26 day of June 1997, before me, a Notary Public, personally appeared Michael G. Douglas to me known to be the persons described in and who executed the foregoing assignment and acknowledged that he/she executed same as his/her free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and seal the date and year last above written.

                                        /s/  NANCY J. MEYERS
                                        -----------------------------
                                        Notary Public

My commission expires: Aug. 21, 2000


                                       21